EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED
              CHARGES
 (UNAUDITED)

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
                                       Nine Months Ended                               Fiscal Year Ended
                                   October 30, October 31,    January 30  January 31  February 1  February 3  January 28
                                       1999        1998         1999        1998        1997        1996 *      1995

Consolidated pretax income          $ 222,479   $  98,521     $ 219,084    $ 410,035    $ 378,761   $ 269,653   $ 406,110
Fixed charges (less capitalized
interest)                             192,249     146,469       219,341      147,466      139,188     139,666     145,921

EARNINGS                            $ 414,728   $ 244,990     $ 438,425    $ 557,501    $ 517,949   $ 409,319   $ 552,031


Interest                            $ 176,358   $ 133,869     $ 196,680    $ 129,237    $ 120,599   $ 120,054   $ 124,282
Capitalized interest                    3,693       2,631         3,050        3,644        4,420       3,567       2,545
Interest factor in rent expense        15,891      12,600        22,661       18,229       18,589      19,612      21,639

FIXED CHARGES                       $ 195,942   $ 149,100     $ 222,391    $ 151,110    $ 143,608   $ 143,233   $ 148,466



Ratio of earnings to fixed charges       2.12        1.64          1.97         3.69        3.61         2.86        3.72

 * 53 Weeks
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